Exhibit 99.1

Institutional Investor contact:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Media contact:

Guy Lawrence

Ross & Lawrence

212-308-3333

gblawrence@rosslawpr.com

W. P. Carey Inc. Appoints Two New Members to its Board of Directors

New York, NY- September 21, 2016 - W. P. Carey Inc. (NYSE:WPC), an internally-managed global net lease real estate investment trust, announced today that Mark Alexander and Chris Niehaus have been elected to its Board of Directors, effective immediately. Messrs. Alexander and Niehaus will stand for re-election at the 2017 Annual Meeting of Shareholders.

The Company also announced the retirements of Board Members Robert Mittelstaedt and Karsten von Köller, effective immediately.

“We are delighted to welcome Mark and Chris as new members of our Board of Directors,” said Benjamin H. Griswold, IV, Non-Executive Chairman of the W. P. Carey Board of Directors. “They bring a broad range and depth of experience in finance, real estate investment banking, portfolio management and private equity, as well as public, private and international fund raising and fund management. Their exposure to a variety of industries and their diverse skill sets will provide additional resources and add valuable perspective to our Board.”

Mr. Griswold added, “We thank Bob and Karsten for their many years of service and dedication to W. P. Carey. We appreciate their constructive advice, helpful insight and solid guidance, and wish them well in their retirements.”

With the changes announced today, the W. P. Carey Board of Directors will continue to consist of 13 members, including 12 independent directors and the Company’s Chief Executive Officer. Six of the Company’s directors will have been added to the Board in the past five years.

About Mark Alexander

Mark Alexander is Chairman and CEO of Alexander Investors LLC, a private equity and real estate management company. Prior to founding Alexander Investors in 2009, Mr. Alexander served as CEO, President and Director of Suburban Propane Partners, L.P. (NYSE:SPH), a distributor of propane gas to approximately 1.1 million residential, commercial, industrial and agricultural customers in 41 states. Prior to Suburban Propane Partners, Mr. Alexander served as Senior Vice President Corporate Development at Hanson Industries, Inc., the US arm of Hanson PLC, in London. Mr. Alexander is a graduate of the University of Notre Dame and is a Certified Public Accountant. He has served on the Board of Kaydon Corporation (NYSE:KDN) and as a Director of the Business Advisory Council at Notre Dame’s Mendoza College of Business.

About Chris Niehaus

Chris Niehaus is a Partner of GreenOak Real Estate with responsibility for its US business and is a member of its Global Investment Committee.  GreenOak is an independent, partner owned, real estate principal investing and advisory firm.  Prior to GreenOak, Mr. Niehaus spent 28 years at Morgan Stanley where he helped build and run one of the leading global real estate banking, lending and investing businesses. He was named Co-Head of Global Real Estate Investment Banking in 1994 and was Vice Chairman of Morgan Stanley Real Estate from 2006 to 2010.  A graduate of Dartmouth College, Mr. Niehaus holds an MBA from Harvard Business School. He is on the Executive Board of the International Council of Shopping Centers, the President’s Leadership Council of Dartmouth College and serves as Chairman of the Board of Student Sponsor Partners.

About W. P. Carey Inc.

W. P. Carey Inc. is a leading internally-managed net lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions for companies worldwide. At June 30, 2016, the Company had an enterprise value of approximately $11.7 billion. In addition to its owned portfolio of diversified global real estate, W. P. Carey manages a series of non-traded publicly registered investment programs with assets under management of approximately $11.7 billion. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades. www.wpcarey.com

This press release contains forward-looking statements within the meaning of U.S. Federal securities laws. The comments of Mr. Griswold are examples of forward looking statements. A number of factors could cause W. P. Carey’s actual results, performance or achievement to differ materially from those anticipated. For further information on factors that could impact W. P. Carey, reference is made to its filings with the U.S. Securities and Exchange Commission.